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                     January 19, 2023

       Dr. Whitney Haring-Smith
       Chief Executive Officer
       Anzu Special Acquisition Corp I
       12610 Race Track Road, Suite 250
       Tampa, FL 33626

                                                        Re: Anzu Special
Acquisition Corp I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 29,
2022
                                                            File No. 001-40133

       Dear Dr. Whitney Haring-Smith:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Justin Salon, Esq.